Exhibit 99




               AIR PRODUCTS APPOINTS KPMG LLP AS EXTERNAL AUDITOR


LEHIGH VALLEY, Pa. (May 10, 2002) - Air Products and Chemicals, Inc. (NYSE:APD) announced today that its Board of Directors has appointed KPMG LLP as the company's independent auditor for the fiscal year ending September 30, 2002. After extensive evaluation, the Board selected KPMG based on its experience in the chemicals industry, its global capabilities, and the skilled professionals assigned to Air Products' account.

KPMG replaces Arthur Andersen LLP as Air Products' independent auditor. The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Air Products chairman and chief executive officer John P. Jones said, " We look forward to working with KPMG as our independent auditor." In addition, Mr. Jones said, "Air Products had a long relationship with Arthur Andersen and was satisfied with Andersen's services, professionalism and independence. Unfortunately, we believe the changes occurring within Andersen will prevent the firm from continuing to serve our needs on a global basis."

Air Products and Chemicals, Inc. (www.airproducts.com) is the world's only combined gases and chemicals company. Founded more than 60 years ago, the business has annual revenues of $5.7 billion and operations in 30 countries. Air Products is a market leader in the global electronics and chemical processing industries, and a longstanding innovator in many industrial markets, including coatings, adhesives and polyurethanes. The company distinguishes itself through its 18,000 employees around the world, who build lasting relationships with their customers and communities based on understanding, integrity and passion.

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     Media Inquiries:
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     Lisa A. Walsh, tel: (610) 481-5784; e-mail: walshla@apci.com
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     Investor Inquiries:
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     Alexander W. Masetti, tel: (610) 481-7461; e-mail: masettaw@apci.com.
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